UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014 (November 12, 2014)

TCW Direct Lending LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation)
814-01069	46-5327366
(Commission File Number)	(I.R.S. Employer Identification No.)

865 S Figueroa Street

Los Angeles, California 90017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (213) 244-0000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2014, TCW Direct Lending LLC (“TCW Direct”) entered into a new senior secured Revolving Credit Agreement (the “Credit Agreement”) among TCW Direct, as borrower, and Natixis, New York Branch, as administrative agent and committed lender (“Natixis”). Certain terms of the Credit Agreement are described below, and reference is made to the Credit Agreement for complete terms and conditions. A copy of the Credit Agreement is filed as Exhibit 10.9 to this Current Report on Form 8-K and is incorporated herein by reference.

The Credit Agreement provides for up to $750 million of total lender commitments, with an initial commitment of $250 million which may be periodically increased in amounts designated by TCW Direct, up to an aggregate amount of $750 million. The maturity date of the Credit Agreement is November 12, 2017, unless such date is extended at TCW Direct’s option no more than 2 times for a term of up to twelve 12 months per such extension. Borrowings under the Credit Agreement bear interest at a rate equal to either (a) a base rate calculated in a customary manner (which will never be less than the adjusted eurodollar rate plus 1.00%) plus 0.70% or (b) adjusted eurodollar rate calculated in a customary manner plus 1.70%.

Also on November 12, 2014, TCW Direct consummated two loan purchases pursuant to the Loan Sale Agreements between TCW Direct and TCW DL Bridge, LLC described in prior filings. The revolving credit facility for TCW DL Bridge, LLC with Natixis has been repaid in full from the proceeds of those loan sales and the revolving credit facility for TCW DL Bridge LLC has been terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.9	Revolving Credit Agreement, dated as of November 12, 2014, among TCW Direct Lending LLC LLC, as borrower, and Natixis, New York Branch, as Administrative Agent and Committed Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2014	TCW DIRECT LENDING LLC

	By:	/s/ James G. Krause
Name: James G. Krause
Title: Chief Financial Officer